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            [LETTERHEAD OF DUANE, MORRIS, & HECKSCHER APPEARS HERE]

EXHIBIT 5.1
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                               February 6, 1997



The Board of Directors of
Renal Treatment Centers, Inc.
1180 W. Swedesford Road
Building 2, Suite 300
Berwyn, Pennsylvania  19312

Gentlemen:

       We have acted as counsel to Renal Treatment Centers, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale by certain stockholders of the Company of up to an aggregate of 30,000 shares (the "Shares") of common stock, $.01 par value, of the Company issuable upon the exercise of certain stock options (the "Options").

       As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization and granting of the Options and the authorization, sale and issuance of the Shares upon exercise of the Options, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Options, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

       We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption "Legal Matters."

                                       Sincerely,


                                       /s/ Duane, Morris & Heckscher